EXHIBIT 99.1

NEWS
	CONTACT:	Terri MacInnis, Dir. of Investor Relations Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

ACORN FACTOR, INC.
COMPLETES INITIAL CLOSING OF PRIVATE PLACEMENT

MAHWAH, NJ, - APRIL 2, 2007-- ACORN FACTOR, INC. (OTCBB: ACFN) today announced that it has completed an initial closing of a private placement of its 10% Convertible Redeemable Subordinated Debentures due March 2011. At the initial closing the Company issued $4,281,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount.

From the date of issuance of the Debentures through the first anniversary of the initial closing, 50% of the outstanding principal amount of the Debentures is convertible into shares of the Company’s Common Stock at a price of $3.80 per share. Following the first anniversary of the initial closing, the Debentures will be convertible up to the entire principal amount then outstanding.

In addition to the Debentures, subscribers received a warrant exercisable for the purchase of a number of shares equal to the 25% of the principal amount of the Debentures purchased divided by the conversion price of $3.80, resulting in the issuance at the initial closing of Warrants to purchase 281,656 shares. The Warrants are exercisable for shares of the Company’s Common Stock for five years at an exercise price of $4.50 per share and are callable by the Company in certain circumstances.

Provided that a registration statement covering the resale by the subscribers of the shares underlying the Debentures and Warrants is effective, the Company may redeem the outstanding principal amount of the Debentures, at par, in whole or in part, with accrued interest through the date of redemption.

The Debentures bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the Debentures, plus accrued interest, by the first anniversary of the initial closing, the annual rate of interest payable on the Debentures will be increased to 12%.

The Company retained a registered broker-dealer to serve as placement agent for the offering. Out of the gross proceeds received at the initial closing, the Company paid the placement agent commissions and expenses of $513,720. In addition, the Company issued to the placement agent warrants to purchase 112,658 shares of Common Stock on substantially the same terms as those issued to the subscribers.

Under the terms of the offering, the Company may raise gross proceeds of up to an aggregate of $6,900,000 from the sale of Debentures in the placement. (including the Debentures issued at the initial closing). The offering commenced on March 8, 2007 and is expected to terminate on or before April 16, 2007.

The securities issued and issuable in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

- Continued -

TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

ACFN COMPLETES $4.2 MILLION INITIAL PLACEMENT	PAGE TWO

About Acorn Factor:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. ACFN also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor and its subsidiary and equity affiliates is available at www.acornfactor.com , www.dsit.co.il , www.comverge.com and www.paketeria.de .

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4/2/07

TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403